Exhibit 99.1

        Church & Dwight Co., Inc.

News Release

Contact:	Rick Dierker

Chief Financial Officer

609-806-1900

Church & Dwight Completes Purchase of Water Pik

EWING, N.J.—(BUSINESS WIRE)—Aug. 8, 2017 - Church & Dwight Co., Inc. (NYSE:CHD) has completed its previously announced acquisition of Water Pik, Inc. (“Waterpik”), the market leader in water-jet technology in both oral water flossers and replacement showerheads.

The transaction was completed substantially under the original terms announced on July 17, 2017, which called for Church & Dwight to pay approximately $1 billion in cash at closing.

“Oral care is important to us strategically,” said Matthew T. Farrell, Church & Dwight Chief Executive Officer. “Waterpik represents a powerful addition to our existing oral care portfolio which includes ARM & HAMMER toothpaste, SPINBRUSH battery-operated toothbrushes and ORAJEL oral analgesics. The flosser products business is a fast-growing platform and capitalizes on the trends of increased gum disease, oral care awareness across all demographics and expansion of the middle-class in emerging markets. The Waterpik brand has a strong reputation among dental care professionals. Our oral care portfolio gives Church & Dwight a leading position in a growing category with tailwinds as the population ages and consumer interest in oral health continues to expand.”

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to the impact of the Waterpik acquisition and anticipated consumer demand and spending. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Uncertainties include assumptions as to market growth and consumer demand. Factors that could cause such differences include, without limitation, the risk that Waterpik will not be integrated successfully and the ability of management to execute its plans with respect to the Company’s initiatives.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC.